Exhibit 4.1

DESCRIPTION OF TRANSOCEAN LTD.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 16, 2021, Transocean Ltd. had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: registered shares, par value CHF 0.10 per share (“shares”) and the exchangeable bonds due 2023 (“Exchangeable Bonds”).

Description of the Shares

The following description of Transocean Ltd.’s shares is a summary and is subject to the complete text of our Articles of Association, filed as Exhibit 3.1 to our Current Report on Form 8-K (Commission File No. 001-38373) filed on May 11, 2020. We encourage you to read the Articles of Association carefully. In this description, references to “Transocean,” “we,” ”our,” and “us” mean Transocean Ltd.

Description of Share Capital

Issued Share Capital. As of February 16, 2021, the share capital of Transocean registered shares in the commercial register, which reflects Transocean’s total issued share capital, excluding shares issued out of Transocean’s conditional share capital not yet registered with the commercial register, was CHF 63,967,441.40, divided into 639,674,414 registered Transocean shares, par value 0.10 Swiss francs per share. The total issued share capital of Transocean, including Transocean shares issued out of Transocean’s conditional share capital not yet registered with the commercial register, was 63,967,616.50 Swiss francs, divided into 639,676,165 registered Transocean shares, par value 0.10 Swiss francs per share. The issued Transocean shares are fully paid, non-assessable, and rank pari passu with each other and all other Transocean shares.

General Authorized Share Capital. Our board of directors is authorized to issue new shares at any time until May 7, 2022 and thereby increase the stated share capital by a maximum amount of 18,497,450.30 Swiss francs by issuing a maximum of 184,974,503 shares. Our general authorized share capital expires on May 7, 2022.

Our board of directors determines the time of the issuance, the issuance price, the manner in which the new Transocean shares have to be paid in, the date from which the new Transocean shares carry the right to dividends and, subject to the provisions of our Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or Transocean shares, the preemptive rights in respect of which have not been exercised, at market conditions or use them otherwise in our interest. A withdrawal of preemptive rights with respect to shares issued out of our authorized capital is limited to 61,658,167 shares.  For further information on preemptive rights with respect to our authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of Transocean, and (ii) in partial amounts shall be permissible.

The shares will be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of Transocean’s Articles of Association.

Conditional Share Capital. Article 6 of Transocean’s Articles of Association has not yet been updated to reflect the issuance of 1,751 shares following the exercise of certain of our Exchangeable Bonds. Accordingly, the remaining authority to issue shares out of conditional share capital is limited to a maximum of 142,363,647 shares; these shares may be issued through:

●	the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of us or any of our group companies or any of our respective predecessors; or

●	in connection with the issuance of shares, options or other share-based awards to members of the board of directors, members of our executive management, employees, contractors, consultants or other persons providing services to us or our subsidiaries.

For information on preemptive rights with respect to our conditional share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Other Classes or Series of Transocean Shares / Non-voting stock (Genussscheine / Partizipationsscheine). The board of directors may not create Transocean shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and an absolute majority of the par value of the Transocean shares, each as represented (in person or by proxy) at a general meeting of the shareholders. Our board of directors may create preferred stock with the vote of a majority of the votes cast at a general meeting of our shareholders (not counting broker non-votes, abstentions and blank or invalid ballots).

Transocean has not issued any non-voting stock to date (Partizipationsscheine, Genussscheine).

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code of Obligations (the “Swiss Code”), the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of Transocean shares, or rights to subscribe for, or convert into, Transocean shares (which rights may be connected to debt instruments or other obligations). In addition, the existing shareholders will have preemptive rights in relation to such Transocean shares or rights in proportion to the respective par values of their holdings. The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the Transocean shares represented at the general meeting, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders has approved the creation of authorized or conditional capital, it may delegate the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the board of directors. However, the valid reasons justifying the exclusion of the preemptive right must be stated in the articles of association. Our Articles of Association provide for this delegation and state the valid reasons with respect to our authorized and conditional share capital in the circumstances described below under “—General Authorized Share Capital” and “—Conditional Share Capital.”

General Authorized Share Capital. At any time until May 7, 2022 and pursuant to Article 5 of Transocean’s Articles of Association, the board of directors is authorized to withdraw or limit the preemptive rights of the shareholders with respect to a maximum of 61,658,167 shares and to allot them to individual shareholders or third parties with respect to the issuance of shares from authorized capital if:

●	●the issue price of the new shares is determined by reference to the market price;
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●the shares are issued in connection with the acquisition of an enterprise or participations or any part of an enterprise or participations, the financing or refinancing of any such transactions or the financing of our new investment plans;

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●the shares are issued in connection with the intended broadening of the shareholder constituency of Transocean in certain financial or investor markets, for the purposes of the participation of strategic partners, or in connection with the listing of the shares on domestic or foreign stock exchanges;

●
●in connection with a placement or sale of shares, the grant of an over-allotment option of up to 20% of the total number of shares in a placement or sale of shares to the initial purchasers or underwriters; or

●
●for the participation of directors, members of our executive management team, employees, contractors, consultants and other persons performing services for our benefit or the benefit of any of our subsidiaries.

Conditional Share Capital. In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for our shares, the preemptive rights of shareholders are excluded and the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders in connection with the issuance of bonds, notes, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for our shares if the issuance is for purposes of financing or refinancing the acquisition of an enterprise or business, parts of an enterprise, participations or investments, or if the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

●	●the respective financial instruments or contractual obligations will be issued or entered into at market conditions;
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●the conversion, exchange or exercise price, if any, for instruments or obligations will be set with reference to the market conditions prevailing at the date on which the instruments or obligations are issued or entered into; and

●	●the instruments or obligations may be converted, exercised or exchanged during a maximum period of 30 years.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to shares, bonds, notes, warrants or other securities or contractual obligations issued from our conditional share capital to directors, members of executive management, employees, contractors, consultants or other persons providing services to us or any of our subsidiaries.

Dividends and Other Distributions

Under the Swiss Code, dividends may be paid out only if we have sufficient distributable profits from the previous fiscal year, or if we have freely distributable reserves (including contribution reserves, which are also referred to as additional paid-in capital), each as will be presented on our audited annual standalone statutory balance sheet. The affirmative vote of shareholders holding a majority of the votes cast at a general meeting of shareholders (not counting abstentions and blank or invalid ballots) must approve the distribution of dividends. The board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution.

Payments out of our share capital (in other words, the aggregate par value of our registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a par value reduction. Such a par value reduction requires the approval of shareholders holding a majority of the votes cast at the general meeting of shareholders (not counting abstentions and blank or invalid ballots). A special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. A licensed audit expert must prepare the audit report and be present at the general meeting of shareholders that adopts the resolution.  Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the par value reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

Under the Swiss Code, if our general reserves amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate par value of our registered capital), then at least 5% of our annual profit must be retained as general reserves. The Swiss Code and our Articles of Association permit us to accrue additional general reserves. In addition, if we acquire our own shares, we would be required to account for these shares, if acquired by our parent company Transocean Ltd., as a negative item in our shareholders’ equity or, if these shares are acquired by one of our subsidiaries, to create a special reserve, in each case  on our audited annual standalone statutory balance sheet in the amount of the purchase price of the shares repurchased by our parent or our subsidiary. The negative item in our shareholders’ equity or the resere amount would effectively reduce our capacity to declare dividends or effect subsequent repurchases of our shares.

Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Our auditor must confirm that a proposal made by the board of directors to shareholders regarding the appropriation of our available earnings or the distribution of freely distributable reserves conforms to the requirements of the Swiss Code and our Articles of Association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other installments. Our Articles of Association provide that dividends that have not been claimed within five years after the payment date become our property and are allocated to the general reserves. Dividends paid out of distributable profits or distributable general reserves are subject to Swiss withholding tax, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Distributions to shareholders in the form of a par value reduction and distributions out of qualifying additional paid-in capital are not subject to the Swiss federal withholding tax.

Dividends, if declared by us, are expected to be declared, subject to applicable limitations under Swiss law, in U.S. dollars, or in Swiss francs, and shareholders may be given the right to elect to be paid any such dividends in U.S. dollars or Swiss francs. Distribution through a reduction in the par value of the shares must be declared in Swiss francs; however, shareholders may be provided with the option to elect to be paid in U.S. dollars or Swiss francs.

Repurchases of Shares

The Swiss Code limits our ability to hold or repurchase our own shares. We and our subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable equity capital is available, as described above under “—Dividends and Other Distributions.” The aggregate par value of all of our shares held by us and our subsidiaries may not exceed 10% of the registered share capital. However, we may repurchase our own shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders authorizing the board of directors to repurchase shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any shares repurchased pursuant to such an authorization will then be cancelled at a general meeting of shareholders upon the approval of shareholders holding a majority of the votes cast at the general meeting. Repurchased shares held by us or our subsidiaries do not carry any rights to vote at a general meeting of shareholders but are, unless otherwise resolved by our shareholders at a general meeting, entitled to the economic benefits generally associated with the shares.

General Meetings of Shareholders

The general meeting of shareholders is our supreme corporate body. Ordinary and extraordinary shareholders meetings may be held. Among other things, the following powers will be vested exclusively in the shareholders meeting:

●	●adoption and amendment of our Articles of Association;
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●the annual election of the chairman of the board of directors, the members of the board of directors, the members of the compensation committee of the board of directors, the auditor and the independent proxy;

●	●approval of the annual management report, the stand-alone statutory financial statements and the consolidated financial statements;

●	●appropriation of the annual profit shown on our annual stand-alone statutory balance sheet, in particular the distribution of any dividends;
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●discharge of the members of the board of directors and the executive management team from liability for business conduct during the previous fiscal year(s) to the extent such conduct is known to the shareholders;

●	●ratification of the maximum aggregate amounts of compensation of the board of directors and the executive management team;

●subject to certain exceptions, the approval of a business combination with an interested shareholder (as such terms are defined in our Articles of Association); and
●any other resolutions that are submitted to a general meeting of shareholders pursuant to law, our Articles of Association or by voluntary submission by the board of directors (unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code).

Notice and Proxy Statements

Under the Swiss Code and our Articles of Association, we must hold an annual, ordinary general meeting of shareholders within six months after the end of our fiscal year for the purpose, among other things, of approving the annual financial statements and the annual management report, the annual election of our chairman of the board of directors, the members of the board of directors, the members of the compensation committee of our board of directors, our auditor and our independent proxy, and the ratification of the maximum aggregate amount of compensation of the board of directors and the executive management team. The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the date of the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda and the proposals of the board of directors and of the shareholders who requested that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

Annual general meetings of shareholders are convened by the board of directors or, under certain circumstances required by law, by the auditor. A general meeting of shareholders can be held anywhere.

We expect to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

Extraordinary General Meetings of Shareholders

An extraordinary general meeting may be called upon the resolution of the board of directors or, under certain circumstances required by law, by the auditor. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the share capital recorded in the commercial register or according to the views expressed in legal writing, which is a persuasive authority in Switzerland, holding shares with an aggregate par value of CHF 1 million, specifying the items for the agenda and their proposals, or if it appears from the annual stand-alone statutory balance sheet that half of our share capital recorded in the commercial register and legal reserves are not covered by our assets. In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Agenda Requests

Under our Articles of Association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda or a nominee must be made in writing at least 30 calendar days prior to the anniversary date of the proxy statement in connection with our last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 30 calendar days before or after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth calendar day following the date on which we have made public disclosure of the date of the general meeting of shareholders. The request must specify in writing the relevant agenda items and motions, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the Securities and Exchange Commission.

Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Our annual report, our compensation report pursuant to Swiss law and the auditor’s reports must be made available for inspection by the shareholders at our registered office in Steinhausen, Canton of Zug, Switzerland, no later than 20 calendar days prior to the annual general meeting of shareholders. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

Voting

Each of our shares carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in our share register or by a duly appointed proxy of a registered shareholder (including the independent proxy), which proxy need not be a shareholder. Our Articles of Association do not limit the number of shares that may be voted by a single shareholder. Shareholders wishing to exercise their voting rights who hold their shares through a bank, broker or other nominee should follow the instructions provided by such bank, broker or other nominee or, absent instructions, contact such bank, broker or other nominee for instructions. Shareholders holding their shares through a bank, broker or other nominee will not automatically be registered in our share register. If any such shareholder wishes to be registered in our share register, such shareholder should contact the bank, broker or other nominee through which it holds our shares.

Treasury shares, whether owned by us or one of our majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.

Our Articles of Association do not provide for cumulative voting for the election of directors.

Pursuant to our Articles of Association, the shareholders generally pass resolutions by the affirmative vote of a relative majority of the votes cast at the general meeting of shareholders (broker nonvotes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or our Articles of Association. However, our Articles of Association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. Our Corporate Governance Guidelines have a majority vote policy that provides that the board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation following such failure. If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, the corporate governance committee must promptly review the letter of resignation and recommend to the board whether to accept the tendered resignation or reject it. The board must then act on the corporate governance committee’s recommendation within 90 days following the shareholder vote. The board must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter.

The acting chair may direct that resolutions and elections be held by use of an electronic voting system. Electronic resolutions and elections are considered equal to resolutions and elections taken by way of a written ballot. Pursuant to legislation temporarily enacted by the Swiss Federal Council in connection with the COVID-19 pandemic, currently in effect until December 31, 2021 (subject to further extensions), we may, regardless of the number of shareholders attending the general meeting of shareholders and without complying with the 20-calendar day period for convening general meetings, restrict the personal attendance of shareholders at a general meeting of shareholders and request shareholders to exercise their voting rights exclusively (i) in writing or electronically or (ii) through our independent proxy. We must give notice to our shareholders of any such restriction no later than four calendar days before the date of the general meeting of shareholders.

The Swiss Code and/or our Articles of Association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at a general meeting to approve, among other things, the following matters:

●	●the amendment to or the modification of the purpose clause in our Articles of Association;
●	●the creation or cancellation of shares with privileged voting rights;
●	●the restriction on the transferability of shares or cancellation thereof;

●	●the restriction on the exercise of the right to vote or the cancellation thereof;
●an authorized or conditional increase in the share capital;
●	●an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind, or for purposes of an acquisition of assets, or (3) a grant of special privileges;
●	●the limitation on or withdrawal of preemptive rights;
●	●a change in our registered office;
●	●the conversion of registered shares into bearer shares and vice versa; and
●	●our dissolution.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets and Liabilities (the “Merger Act”), including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding shares is required). Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of our assets” by us. See “—Compulsory Acquisitions; Appraisal Rights” below.

Our Articles of Association require the affirmative vote of at least two-thirds of the shares entitled to vote at a general meeting to approve the following matters:

●the removal of a serving member of the board of directors;
●any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;
●any changes to Article 18 specifying vote requirements for resolutions and elections;
●any changes to Article 20, paragraph 2 specifying supermajority vote requirements;

●any changes to Article 21 specifying quorum requirements;
●any changes to Article 22 specifying the number of members of the board of directors;
●any changes to Article 23 specifying the term of the board of directors; and
●any changes to Article 24 specifying the organization of the board of directors and the indemnification provisions for directors and officers.

Our Articles of Association require the affirmative vote of holders of the number of our shares at least equal to the sum of (A) two-thirds of the number of all shares outstanding and entitled to vote at a general meeting, plus (B) a number of shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of shares held by an interested shareholder, for us to engage in any business combination with an interested shareholder (as those terms are defined in our Articles of Association) and for the amendment of the provisions in our Articles of Association relating to this shareholder approval requirement.

Quorum for General Meetings

The presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the time when the general meeting proceeds to business is generally the required presence for a quorum for the transaction of business at a general meeting of shareholders. However, the presence of shareholders, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business is the required presence for a quorum to adopt a resolution to amend, vary, suspend the operation of or cause any of the following provisions of our Articles of Association to cease to apply:

●Article 18—which relates to proceedings and procedures at general meetings;

●Article 19(g)—which relates to business combinations with interested shareholders;

●Article 20—which sets forth the level of shareholder approval required for certain matters;

●Article 21—which sets forth the quorum at a general meeting required for certain matters, including the removal of a serving member of the board of directors; and

●Articles 22, 23 and 24—which relate to the size and the organization of the board of directors, the term of directors and the indemnification provisions for directors and officers.

Additionally, shareholders present, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business constitute the required presence for a quorum at a general meeting to adopt a resolution to remove a serving director.

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the Articles of Association.

Inspection of Books and Records

Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other of our material interests.

Special Investigation

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that a special commissioner investigate specific facts in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at our registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of shares in an aggregate par value of at least 2 million Swiss francs may request, within three months after the general meeting, the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate prima facie that the board of directors, any member of our board of directors or one of our officers infringed the law or our Articles of Association and thereby damaged the company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Swiss companies that undertake business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least two-thirds of the shares and a majority of the par value of the shares, each as represented at the general meeting of shareholders, vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:

●a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

●a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction. See “—Voting” above.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as Transocean, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at the general meeting of shareholders. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

●the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

●the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and

●the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Legal Name; Formation; Fiscal Year; Registered Office

Transocean was initially formed on August 18, 2008. It is incorporated and domiciled in Steinhausen, Canton of Zug, Switzerland, and operates under the Swiss Code as a stock corporation (Aktiengesellschaft). Transocean is recorded in the Commercial Register of the Canton of Zug with the registration number CHE-114.461.224. Transocean’s fiscal year is the calendar year.

The address of Transocean’s registered office is Transocean, Turmstrasse 30, 6312 Steinhausen, Switzerland, and the telephone number at that address is +41 (0)41 749 0500.

Corporate Purpose

Transocean is the parent holding company of the Transocean group. Pursuant to its Articles of Association, its business purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose. Transocean may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad.

Duration and Liquidation

Our Articles of Association do not limit our duration. Under Swiss law, we may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two thirds of voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at the general meeting. Dissolution and liquidation by court order is possible if (1) we become bankrupt or (2) shareholders holding at least 10% of our share capital so request for valid reasons. Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the paid-up par value of shares held. The amount exceeding the par value of the share is subject to Swiss withholding tax of 35%. Our shares carry no privilege with respect to such liquidation surplus.

Uncertificated Shares

Our shares have been issued in uncertificated form in accordance with article 973c of the Swiss Code as uncertificated securities, which have been registered with Computershare, and constitute intermediated securities within the meaning of the Swiss Federal Act on Intermediated Securities. In accordance with article 973c of the Code, Transocean maintains a register of uncertificated securities (Wertrechtebuch).

Stock Exchange Listing

Our shares are listed and trade on the NYSE under the symbol “RIG.”

No Sinking Fund

The shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares that have been issued to date are duly and validly issued, fully paid and nonassessable.

No Redemption and Conversion

The shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

Transfer and Registration of Shares

We have not imposed any restrictions applicable to the transfer of our shares, other than the requirement that an acquirer of shares expressly declares to have acquired the shares in its own name and for its own account. Our share register is maintained by Computershare, which acts as transfer agent and registrar. The share register reflects only record owners of our shares. Swiss law does not recognize fractional share interests.

Description of the 2023 Exchangeable Bonds

The following description of the Exchangeable Bonds is a summary and does not purport to be complete. It is subject to, and qualified by reference to, all of the provisions of the Exchangeable Bonds and the indenture among Transocean Inc. (“TINC”), as issuer, Transocean Ltd. (“Transocean”), as guarantor, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada, as co-trustees, dated January 30, 2018 (the “indenture”). We encourage you to read the indenture for additional information. In this summary, “we,” “our” and “us” means TINC, as issuer of the Exchangeable Bonds, and “guarantor” means Transocean, as guarantor of the Exchangeable Bonds, unless, in each case, we indicate otherwise or the context indicates otherwise.

General

The Exchangeable Bonds are our general unsecured and senior obligations, and are exchangeable into Transocean’s Shares as described under “—Exchange Rights” below. The Exchangeable Bonds are fully and unconditionally guaranteed on a senior unsecured basis by the guarantor. The Exchangeable Bonds will mature on January 30, 2023.

The Exchangeable Bonds pay cash interest at an annual rate of 0.5% on the principal amount of the Exchangeable Bonds to, but excluding, the next scheduled interest payment date until January 30, 2023. Interest is payable semi-annually in arrears on January 30 and July 30 of each year, to holders of record at the close of business on the preceding January 15 and July 15, respectively. Accrued interest is computed on the basis of a 360-day year composed of twelve 30-day months. In the event of the repurchase by us at the option of the holder of an Exchangeable Bond, interest ceases to accrue on the Exchangeable Bonds under the terms of and subject to the conditions of the indenture.

Any amounts on the Exchangeable Bonds that are payable but not punctually paid or provided for (“defaulted amounts”) will cease to be payable to the holder of the Exchangeable Bonds on the relevant payment date but will accrue interest per annum at the rate borne by the Exchangeable Bonds, subject to applicable law, from, and including, the relevant payment date. We may elect to pay the defaulted amounts and any interest accrued (i) to the holders of the Exchangeable Bonds as of the close of business on a special record date, which will be not more than 15 days and not less than 10 days prior to the date of our proposed payment of such defaulted amounts or (ii) in any other lawful manner not inconsistent with the requirements of the New York Stock Exchange, or any other securities exchange or automated quotation system on which the Exchangeable Bonds may be listed or designated for trading.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the Exchangeable Bonds in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “—Exchange Rights—Increased Exchange Rate in Connection with Fundamental Changes” and “—Repurchase Rights Following Fundamental Change or Tax Event” below.

As of February 16, 2021, $462,559,000 aggregate principal amount of Exchangeable Bonds were outstanding.

The Exchangeable Bonds are not be subject to a sinking fund provision and are not be subject to defeasance or covenant defeasance under the indenture.

Guarantee

Our obligations under the indenture, including the repurchase obligations resulting from a fundamental change or tax event, are fully and unconditionally guaranteed, on a senior unsecured basis by the guarantor.

The guarantor’s obligations under the guarantee are limited to the maximum amount as, after giving effect to all other contingent and fixed liabilities of the guarantor, will result in the guarantor’s obligation under the guarantee not constituting a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law.

The Exchangeable Bonds are not obligations of, or guaranteed by, any of our or the guarantor’s existing or future subsidiaries.

Ranking/Additional Debt

The Exchangeable Bonds are our general unsecured obligations and rank:

(1) senior in right of payment to all of our existing and future subordinated indebtedness;

(2) equal in right of payment with all of our existing and future unsecured senior indebtedness;

(3) effectively junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

(4) structurally subordinated to all secured and unsecured liabilities of our subsidiaries.

The guarantee is a senior unsecured obligation of the guarantor and will rank equally in right of payment with the guarantor’s other senior unsecured indebtedness from time to time outstanding.

The indenture does not limit the amount of debt that we or any of our subsidiaries may incur or issue, and it does not restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries. As described under “—General,” we may issue additional Exchangeable Bonds under the indenture from time to time.

Exchange Rights

General

Unless the Exchangeable Bonds are previously repurchased, holders may exchange their Exchangeable Bonds for Shares at any time prior to the close of business on the business day immediately preceding the maturity date. The initial exchange rate of the Exchangeable Bonds is 97.29756 Shares per $1,000 principal amount of Exchangeable Bonds. The exchange rate is subject to change as described below under “—Increased Exchange Rate in Connection with a Fundamental Change,” “—Increased Exchange Rate in Connection with a Tax Event” and “—Exchange Rate Adjustments.” A holder may exchange fewer than all of such holder’s Exchangeable Bonds so long as the portion of Exchangeable Bonds exchanged is an integral multiple of $1,000 principal amount.

We will satisfy our exchange obligation through delivery by the guarantor of the Shares. See “—Settlement Upon Exchange.” Upon exchange of an Exchangeable Bond, a holder will not receive any cash payment of interest (unless such exchange occurs between a regular record date and the interest payment date to which it relates and the exchanging holder held the Exchangeable Bonds on that record date), and we will not adjust the exchange rate to account for accrued and unpaid interest. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon exchange, rather than cancelled, extinguished or forfeited.

Holders of Exchangeable Bonds at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the exchange of such Exchangeable Bonds at any time after the close of business on the applicable regular record date. Exchangeable Bonds surrendered for exchange by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder on the record date is to receive on the Exchangeable Bonds; provided, however, that no such payment need be made (1) for exchanges following the regular record date immediately preceding the maturity date, (2) if we have specified a repurchase date following a tax event or fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of exchange with respect to such Exchangeable Bonds. No other payments or adjustments for interest will be made upon exchange.

Holders of the Shares issuable upon exchange, if any, will not be entitled to receive any dividends payable to holders of the Shares as of any record time or date before such Shares are delivered to the holder upon exchange of such holder’s Exchangeable Bonds.

If a holder has already delivered a repurchase notice as described under “—Repurchase Rights Following Fundamental Change or Tax Event” with respect to an Exchangeable Bond, the holder may not surrender that Exchangeable Bond for exchange until the holder has withdrawn the repurchase notice in accordance with the indenture.

Settlement Upon Exchange

To exchange the Exchangeable Bonds, a holder of Exchangeable Bonds in certificated form must deliver an irrevocable, duly completed exchange notice, together with the certificated security, to the exchange agent along with appropriate endorsements and transfer documents, if required, and pay any interest and transfer or similar tax, in each case, if required, and a holder of Exchangeable Bonds in global form must comply with the applicable procedures of the depositary in effect at the time and pay any interest and transfer or similar tax, in each case, if required. The date a holder satisfies these requirements is called the “exchange date.” The form of exchange notice is attached to the indenture.

Delivery of the Shares upon exchange will be accomplished by book-entry transfer of the required number of Shares through The Depository Trust Company, New York, New York (“DTC”). The trustee will initially act as the exchange agent.

Upon exchange of the Exchangeable Bonds, a holder will receive, for each $1,000 principal amount of Exchangeable Bonds exchanged, the Shares at the exchange rate in effect on the exchange date. Cash will be delivered in lieu of any fractional shares. Settlement will occur through the exchange agent on the third business day following the exchange date (or, if the exchange is in connection with a fundamental change, on the fifth business day following the exchange date).

The guarantor’s delivery to the holder of the Shares and any cash, if applicable, in settlement as described above will satisfy our exchange obligation.

Increased Exchange Rate in Connection with a Fundamental Change

If the effective date of any fundamental change occurs prior to the maturity date, and a holder elects to exchange its Exchangeable Bonds during the period commencing on such effective date and ending on the business day immediately before the fundamental change repurchase date (the “fundamental change period”), then the guarantor will increase the exchange rate for the Exchangeable Bonds surrendered for exchange as described below.

We will notify holders of any such fundamental change and the anticipated effective date in accordance with the procedures outlined in the indenture and described in “—Repurchase Rights Following Fundamental Change or Tax Event” below.

The increased exchange rate applicable to any exchange in connection with a fundamental change due to a change of control will be determined as follows:

COCER	=	OER x (1 +(EP x (c/t))), where
COCER	=	change of control exchange rate

OER	=	exchange rate otherwise applicable, before giving effect to increase
EP	=	22.50%
c	=	the number of days from and including the date of the change of control to but excluding the maturity date
t	=	the number of days from and including the issue date to but excluding the maturity date

Notwithstanding the foregoing, the increased exchange rate applicable to any exchange in connection with a fundamental change due to a listing failure event will be determined as follows:

LFER	=	OER x (1 +(EP x (c/t))), where
LFER	=	listing failure event exchange rate
OER	=	exchange rate otherwise applicable, before giving effect to increase
EP	=	22.50%
c	=	the number of days from and including the date of the listing failure event to but excluding the maturity date
t	=	the number of days from and including the issue date to but excluding the maturity date

For the avoidance of doubt, if a holder exchanges its Exchangeable Bonds prior to the fundamental change period, then, whether or not such fundamental change occurs, the holder will not be entitled to an increased exchange rate in connection with such fundamental change.

A “fundamental change” will be deemed to have occurred at such time after the original issuance of the Exchangeable Bonds when any of the following has occurred:

●	a change of control event; or
●	a listing failure event.

“Change of control” means the occurrence of any of the following:

A. the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or statutory plan of arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ or the guarantor’s and its subsidiaries’ assets, in each case taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than to us, the guarantor or one of the guarantor’s other subsidiaries;

B. the consummation of any transaction (including, without limitation, any merger, amalgamation or statutory plan of arrangement or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the guarantor’s or our voting stock or other voting stock into which the guarantor’s or our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

C. we or the guarantor consolidate, amalgamate, or enter into a statutory plan of arrangement with, or merge with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, us or the guarantor, in any such event pursuant to a transaction in which any of the guarantor’s, our or of such other person’s outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our or the guarantor’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, voting stock representing more than 50% of the combined voting power of the surviving person immediately after giving effect to such transaction; or

D. the adoption of a plan relating to the guarantor’s or our liquidation or dissolution.

Notwithstanding the foregoing, any holding company whose only significant asset is our capital stock or any of our direct or indirect parent companies will not itself be considered a “person” or “group” for purposes of clause B above. Further, notwithstanding the foregoing, no change of control of the guarantor will be deemed to have occurred if at least 90% of the consideration for the Shares (excluding cash payments for fractional shares) in the transaction or transactions otherwise constituting a change of control in respect of the guarantor consist of common stock, ordinary shares, American Depositary Receipts or equivalent capital stock traded on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market, or any successor to any such market, or which will be so traded when issued or exchanged in connection with the transaction or transactions otherwise constituting a change of control in respect of the guarantor, and as a result of such transaction or transactions, the Exchangeable Bonds become exchangeable, upon the conditions for exchange and actual exchange in accordance with the terms hereof, into such common stock, ordinary shares, American Depositary Receipts or equivalent capital stock.

“Change of control event” means (a) in the case of a change of control in respect of us, on any date during the 60-day period (which period will be extended so long as the rating of the Exchangeable Bonds is under publicly announced consideration for a possible downgrade by any of the rating agencies (as defined in the indenture)) (the “trigger period”) after the earlier of (1) the occurrence of a change of control; or (2) public notice of the occurrence of a change of control or the intention by us to effect a change of control, (i) in the event the Exchangeable Bonds are rated investment grade by at least two of the rating agencies prior to such public notice, the rating of the Exchangeable Bonds by any rating agency shall be below investment grade, (ii) in the event the Exchangeable Bonds are rated below Investment Grade by at least two of the rating agencies prior to such public notice, the rating of the Exchangeable Bonds by any rating agency will be decreased by one or more categories or (iii) the Exchangeable Bonds will not be, or cease to be, rated by at least one of the rating agencies; provided that, in each case, such event is in whole or in part in connection with the change of control and (b) in the case of a change of control in respect of the guarantor, the effective date of such change of control. Notwithstanding the foregoing, no Change of Control Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

A “listing failure event” will be deemed to have occurred at the time after the Exchangeable Bonds are originally issued if the Shares (or any other ordinary shares, common shares or American depositary shares underlying the Exchangeable Bonds) cease to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) and are not listed or quoted on one of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) concurrently with such cessation.

Increased Exchange Rate in Connection with a Tax Event

If a tax event occurs prior to the maturity date, and a holder elects to exchange its Exchangeable Bonds during the period commencing on such effective date and ending on the day before the tax event repurchase date (the “tax event repurchase period”), then the guarantor will increase the exchange rate for the Exchangeable Bonds surrendered for exchange, as described below.

We will notify holders of any such tax event in accordance with the procedures outlined in the indenture and described in “—Fundamental Change or Tax Event Requires Us to Repurchase Exchangeable Bonds at the Option of the Holder” below.

The increase exchange rate applicable to any exchange in connection with a tax event will be determined as follows:

TEER	=	OER x (1 +(EP x (c/t))), where
TEER	=	tax event exchange rate
OER	=	exchange rate otherwise applicable, before giving effect to increase
EP	=	22.50%
c	=	the number of days from and including the date of the tax event to but excluding the maturity date
t	=	the number of days from and including the issue date to but excluding the maturity date

For the avoidance of doubt, if a holder exchanges its Exchangeable Bonds prior to the tax event repurchase period, then, whether or not such tax event occurs, the holder will not be entitled to an increased exchange rate in connection with such tax event.

A “tax event” will be deemed to have occurred if, at any time after the Exchangeable Bonds are originally issued, (x) we reasonably determine that (A) as a result of (I) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated thereunder) of any taxing jurisdiction (as defined below), or (II) any change in the official position regarding the application or interpretation of such laws, treaties, regulations or rulings by any legislative body, court, governmental agency or regulatory authority, which change or amendment becomes effective on or after (1) the issue date, in the case of the Cayman Islands or Switzerland, or (2) the date such jurisdiction becomes a taxing jurisdiction, in the case of any other taxing jurisdiction, we, the guarantor or any such successor, as applicable, have or will become obligated to pay, on the next succeeding date on which interest is due, additional amounts pursuant to the indenture with respect to any of the Exchangeable Bonds; or (B) on or after (1) the issue date, in the case of the Cayman Islands or Switzerland, or (2) the date such jurisdiction becomes a taxing jurisdiction, in the case of any other taxing jurisdiction, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in a taxing jurisdiction, including any of those actions specified in (A) above, whether or not such action was taken or such decision was rendered with respect to us, the guarantor or any such successor, as applicable, or any change, amendment, application or interpretation will be officially proposed, which in any case, in an opinion of counsel, will result in us, the guarantor or any such successor becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to any of the Exchangeable Bonds, and, in any such case, we or the guarantor, as applicable, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us or the guarantor; and (y) we provide notice to all holders of the Exchangeable Bonds and the trustee and the paying agent no less than 20, and no more than 60, days prior to the earliest date on which we or the guarantor would be obligated to withhold tax resulting from the amendment or change described in (A) or (B) above were a payment in respect of the Exchangeable Bonds then due that we are designating such amendment or change as a tax event.

We are not obligated to designate any event as a tax event. As a result, any development described in clause (x) of the preceding paragraph will not constitute a tax event unless we elect, at our option, to designate it as such. If we declare a tax event, however, and a tax event offer to repurchase pursuant to the indenture, neither we nor the guarantor will thereafter be required to pay related additional amounts in respect of the Exchangeable Bonds. See “—Tax Additional Amounts.”

Exchange Rate Adjustments

The exchange rate will be adjusted for certain events, as described below, except that we will not make any adjustments to the exchange rate if holders of Exchangeable Bonds have the right to participate (other than in the case of a share split or share combination or a tender or exchange offer), as a result of holding the Exchangeable Bonds, in any of the transactions described below without having to exchange their Exchangeable Bonds:

(1) If the guarantor exclusively issues the Shares as a dividend or distribution on the Shares, or effects a subdivision or combination of the outstanding Shares, the exchange rate will be adjusted based on the following formula:

ER’ = ER0 x	OS’
OS0

ER0	=

the exchange rate in effect immediately prior to the close of business on the record date of such dividend or distribution, or immediately prior to the open of business on the date of the subdivision or combination

ER’	=	the exchange rate in effect immediately after the close of business on such record date or date of subdivision or combination
OS0	=	the number of Shares outstanding immediately prior to such subdivision or combination
OS	=	the number of Shares that would be outstanding immediately after giving effect to such dividend, distribution, subdivision or combination

Any adjustment made under this paragraph (1) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the date for such subdivision or combination, as applicable. If any dividend or distribution of the type described in this paragraph (1) is declared but not so paid or made, the exchange rate will be immediately readjusted, effective as of the date the guarantor’s board of directors determines not to pay such dividend or distribution, to the exchange rate that would then be in effect if such dividend or distribution had not been declared.

(2) If the guarantor issues to all or substantially all holders of the Shares, rights, options or warrants (other than in connection with a shareholder rights plan) that allow such holders, for a period ending not more than 45 days after the announcement date of such issuance, to subscribe for or purchase the Shares at a price per Share that is less than the average of the last reported sale prices of the Shares for the ten consecutive trading days ending on the business day immediately preceding the announcement date of such issuance, the exchange rate will be adjusted based on the following formula:

ER’ = ER0 x	OS0 + X
OS0 + Y

where,

ER0	=	the exchange rate in effect immediately prior to the close of business on the record date for such issuance
ER’	=	the exchange rate in effect immediately after the close of business on such record date
OS0	=	the number of Shares outstanding immediately prior to the close of business on such record date
X	=	the total number of Shares issuable pursuant to such rights, options or warrants
Y

the number of Shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of the Shares for the ten consecutive trading days ending on the trading day immediately preceding the announcement of the issuance of such rights, options or warrants

Any increase made under this paragraph (2) will become effective immediately after the close of business on the record date for such issuance. To the extent that the Shares are not delivered after the expiration of such rights, options or warrants, the exchange rate will be decreased to be the exchange rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Shares actually delivered. If such rights, options or warrants are not so issued, the exchange rate will be decreased to the exchange rate that would then be in effect if such record date for such issuance had not occurred.

(3) If the guarantor distributes the Shares, evidences of its indebtedness, other assets or property of the guarantor or rights, options or warrants to acquire the Shares or other securities, to all or substantially all holders of the Shares, excluding (i) dividends, distributions or issuances as to which an adjustment was effected as described in paragraphs (1) or (2) above, (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected as described in paragraph (4) below, and (iii) spin-offs (as defined below) as to which the provisions set forth below in this paragraph (3) apply (any of such Shares, evidences of indebtedness, other assets or property or rights, options or warrants to acquire the Shares or other securities, the “distributed property”), then the exchange rate will be increased based on the following formula:

ER’ = ER0 x	SP0
SP0 - FMV

where,

ER0	=	the exchange rate in effect immediately prior to the close of business on the record date for such distribution;
ER’	=	the exchange rate in effect immediately after the close of business on such record date;

SP0	=

the average of the last reported sale prices of the Shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for the distribution; and

FMV	=	the fair market value (as determined by the guarantor’s Board of Directors) of the distributed property with respect to each outstanding Share on the ex-dividend date for the distribution.

Any increase made as described in this paragraph (3) will become effective immediately after the close of business on the record date for such distribution. If the distribution is not so paid or made, the exchange rate will be decreased to the exchange rate that would then be in effect if the distribution had not been declared. Notwithstanding the foregoing, if the fair market value of the Shares is equal to or greater than SP0, in lieu of the foregoing increase, each holder of Exchangeable Bonds will receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Shares receive the distributed property, the amount and kind of distributed property such Holder would have received if the holder owned a number of Shares equal to the exchange rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment as described in this paragraph (3) where there has been a payment of a dividend or other distribution on the Shares or shares of capital stock of any class or series, or similar equity interest, of or relating to one of the guarantor’s subsidiaries or other business units, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “spin-off”), the exchange rate will be increased based on the following formula:

ER’ = ER0 x	FMV0 + MP0
MP0

where,

ER0	=	the exchange rate in effect immediately prior to the close of business on the record date for the spin-off;
ER’	=	the exchange rate in effect immediately after the close of business on the record date for the spin-off;
FMV0	=

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of the Shares applicable to one Share over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of the Shares over the valuation period.

The increase to the exchange rate under the preceding paragraph will occur at the close of business on the record date for the spin-off; provided that if the relevant exchange date occurs during the valuation period, references to “10” in the preceding paragraph will be deemed to be replaced with lesser number of trading days as have elapsed from, and including, the ex-dividend date of the spin-off to, and including, the exchange date in determining the exchange rate.

For purposes of this paragraph (3), rights, options or warrants distributed by the Guarantor to all holders of the Shares entitling them to subscribe for or purchase shares of the Guarantor’s Capital Stock, including the Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “trigger event”): (i) are deemed to be transferred with such Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Shares, will be deemed not to have been distributed for purposes of this paragraph (3) (and no adjustment to the exchange rate under this paragraph (3) will be required) until the occurrence of the earliest trigger event, whereupon such rights, options or warrants will be deemed to have been distributed and an appropriate adjustment (if required) to the exchange rate will be made under this paragraph (3). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of the indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event will be deemed to be the date of distribution and record date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants will be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any trigger event or other event

(of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the exchange rate under this paragraph (3) was made, (1) in the case of any such rights, options or warrants that have all been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the exchange rate will be readjusted as if such rights, options or warrants had not been issued and (y) the exchange rate will then again be readjusted to give effect to such distribution, deemed distribution or trigger event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of the Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of the Shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that will have expired or been terminated without exercise by any holders thereof, the exchange rate will be readjusted as if such rights, options and warrants had not been issued.

For purposes of paragraphs (1) and (2) above and this paragraph (3), if any dividend or distribution to which this paragraph (3) is applicable also includes one or both of:

●	●a dividend or distribution of the Shares to which paragraph (1) above is applicable (the “clause A distribution”); or
●	●a dividend or distribution of rights, options or warrants to which paragraph (2) above is applicable (the “clause B distribution”),

then, in either case, (1) such dividend or distribution, other than the clause A Distribution and the clause B Distribution, will be deemed to be a dividend or distribution to which this paragraph (3) is applicable (the “clause C distribution”) and any exchange rate adjustment required by this paragraph (3) with respect to such clause C distribution will then be made, and (2) the clause A distribution and clause B distribution will be deemed to immediately follow the clause C distribution and any exchange rate adjustment required by paragraphs (1) and (2) above and with respect thereto will then be made, except that, if determined by the guarantor (I) the record date of the clause A distribution and the clause B distribution will be deemed to be the record date of the clause C distribution and (II) any Shares included in the clause A distribution or clause B distribution will be deemed not to be “outstanding immediately prior to the close of business on such record date” within the meaning of paragraph (1) above or “outstanding immediately prior to the close of business on such record date” within the meaning of paragraph (2) above.

(4) If any cash dividend or distribution is made to all or substantially all holders of Shares, the exchange rate will be increased based on the following formula:

ER’ = ER0 x	SP0
SP0 - C

where,

ER0	=	the exchange rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
ER’	=	the exchange rate in effect immediately after the close of business on the record date for such dividend or distribution;
SP0	=	the last reported sale price of the Shares on the trading day immediately preceding the record date for the ex-dividend or distribution;
C	=	the amount in cash per share the guarantor distributes to all or substantially all holders of the Shares.

Any increase pursuant to this paragraph (4) will become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the exchange rate will be decreased, effective as of the date the guarantor’s board of directors determines not to make or pay such dividend or distribution, to be the exchange rate that would then be in effect if the dividend or distribution had not been declared. Notwithstanding the foregoing, if C (as defined above) is equal to or greater than SP0 (as defined above), in lieu of the foregoing increase, each holder of Exchangeable Bonds will receive, for each $1,000 principal amount of Exchangeable Bonds, at the same time and upon the same terms as holders of the Shares, the amount of cash that the Holder would have received if the Holder owned a number of the Shares equal to the exchange rate on the ex-dividend date for the cash dividend or distribution.

(5) If the guarantor or any of its subsidiaries makes a payment in respect of a tender offer (which for the avoidance of doubt will not include any open market buybacks or purchases that are not tender offers) or exchange offer for the Shares, to the extent that the cash and value of any other consideration included in the payment per share of

Shares exceeds the average of the last reported sale prices of the Shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the exchange rate will be increased based on the following formula:

ER’ = ER0 x	AC + (SP’ x OS’)
OS0 X SP

where,

ER0	=	the exchange rate in effect immediately prior to the open of business on the trading day immediately following the trading day next succeeding the date such tender or exchange offer expires;
ER’	=	the exchange rate in effect immediately after the open of business on the trading day immediately following the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by the guarantor’s Board of Directors) paid or payable for the Shares purchased or exchanged in the tender or exchange offer;
OS0	=

the number of Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all the Shares accepted for purchase or exchange in the tender or exchange offer);

OS’

the number of Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all the Shares accepted for purchase or exchange in the tender or exchange offer);

SP

the average of the last reported sale prices of the Shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date the tender or exchange offer expires; and

SP’

the average of the last reported sale prices of the Shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date the tender or exchange offer expires.

The increase to the exchange rate under this paragraph (5) will occur at the open of business on the trading day immediately following the trading day next succeeding the date such tender or exchange offer expires; provided that if the relevant exchange date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph will be deemed replaced with such lesser number of trading days as have elapsed between the date that such tender or exchange offer expires and the exchange date in determining the exchange rate as of such trading day.

Except as stated above, the exchange rate will not be adjusted for the issuance of the Shares or any securities convertible into or exchangeable for the Shares or the right to purchase any of the foregoing.

The guarantor may from time to time, to the extent permitted by law and subject to applicable rules of the New York Stock Exchange or any exchange on which any of the guarantor’s securities are then listed, increase the exchange rate of the Exchangeable Bonds by any amount for any period of at least 20 business days. In such case, we will give at least 15 calendar days’ notice of such increase. We may make such increases in the exchange rate, in addition to those set forth above, as the guarantor’s board of directors deems advisable or to avoid or diminish any income tax to holders of our ordinary shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

Notwithstanding anything in this section to the contrary, we will not be required to adjust the exchange rate unless the adjustment would result in a change of at least 1% of the exchange rate. However, we will carry forward any adjustments that are less than 1% of the exchange rate and take them into account when determining subsequent adjustments.

In addition, without limiting the generality of any other provision of the Exchangeable Bonds, the exchange rate will not be adjusted:

(1) upon the issuance of any Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the guarantor’s securities and the investment of additional optional amounts in the Shares under any plan;

(2) upon the issuance of any Shares or options or rights to purchase the Shares pursuant to any present or future employee, director, officer or consultant benefit, compensation or stock purchase plan or program of or assumed by the guarantor or any of its subsidiaries;

(3) upon the issuance of any Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described above and outstanding as of the issue date of the Exchangeable Bonds;

(4) upon the repurchase of any Shares pursuant to an open-market share repurchase program or other buyback transaction that is not a tender or exchange offer of the type described in paragraph (5) above;

(5) solely for a change in the nominal value of the Shares; or

(6) for accrued and unpaid interest, if any.

As a result of any adjustment of the exchange rate, the holders of Exchangeable Bonds may, in certain circumstances, be deemed to have received a distribution that is treated as a dividend for U.S. federal income tax purposes. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of ordinary shares.

Recapitalizations, Reclassifications and Changes of the Shares

If the guarantor is a party to (1) a recapitalization, reclassification or change of the Shares, (2) a consolidation, merger or combination, (3) a sale, lease or transfer to a third party of the consolidated assets of the guarantor and its subsidiaries or (4) any statutory share exchange, in each case, as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets, then the exchange rights will be changed into a right to exchange the Exchangeable Bonds into the kind and amount of stock, other securities, other property or assets that a holder would have been entitled to receive if such holder had held a number of ordinary shares equal to the applicable exchange rate in effect immediately prior to the transaction (the “reference property”). The amount of cash and any reference property holders receive will be based on the daily exchange values of reference property and the applicable exchange rate, as described above.

If an event described in the immediately preceding paragraph causes the Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the reference property into which the Exchangeable Bonds will be exchangeable will be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of the Shares that affirmatively make such an election or (y) if no holders of the Shares affirmatively make such an election, the types and amounts of consideration actually received by the holders of Shares, and (ii) the unit of reference property for purposes of the immediately preceding paragraph will refer to the consideration referred to in clause (i) in this paragraph attributable to one Share.

To the extent that the Exchangeable Bonds become exchangeable into the right to receive cash following an event described above, interest will not accrue on such cash.

If the transaction also constitutes a fundamental change, a holder can alternatively require us to purchase all or a portion of such holder’s Exchangeable Bonds as described under “—Repurchase Rights Following Fundamental Change or Tax Event” below.

Calculations in Respect of the Exchangeable Bonds

We will be responsible for making all calculations called for under the Exchangeable Bonds. These calculations include, but are not limited to, determinations of the last reported sale prices of the Shares, the accrued interest payable on the Exchangeable Bonds, the tax event repurchase price, the change of control repurchase price, the listing failure event repurchase price and the exchange rate of the Exchangeable Bonds. We will make all these calculations in good faith and, absent manifest error, our calculations shall be final and binding on holders of the Exchangeable Bonds. We will provide a schedule of our calculations to each of the trustee and the exchange agent, and each of the trustee and exchange agent is entitled to rely conclusively on the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the Exchangeable Bonds upon the request of such holder at our cost and expense.

Repurchase Rights Following Fundamental Change or Tax Event

If we undergo a fundamental change or tax event after the first issuance of the Exchangeable Bonds, each holder will have the option to require us to purchase its Exchangeable Bonds on a date of our choosing (the “repurchase date”) that is not less than 60 business days after the fundamental change (or a longer period if required by applicable law). In the event of a change of control repurchase event, we will pay a purchase price equal to 101% of the principal amount of the holder’s Exchangeable Bonds plus accrued and unpaid interest up to but excluding the date of purchase (the “change of control repurchase price”). In the event of a listing failure event or tax event, we will pay a purchase price equal to 100% of the principal amount of the holder’s Exchangeable Bonds plus accrued and unpaid interest up to but excluding the date of purchase (the “listing failure event repurchase price” or “tax event repurchase price,” as applicable). However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the interest payment date to the holder of record on the record date. A holder may require us to purchase all or any part of the Exchangeable Bonds so long as the principal amount at maturity of the Exchangeable Bonds being purchased is an integral multiple of $1,000.

Our ability to repurchase Exchangeable Bonds with cash at any time may be limited by the terms of our then existing borrowing agreements. The indenture prohibits us from repurchasing Exchangeable Bonds in connection with the holders’ repurchase rights if any event of default under the indenture has occurred and is continuing, except for a default in the payment of the repurchase price with respect to the Exchangeable Bonds. If a fundamental change occurs at a time when we are prohibited from repurchasing the Exchangeable Bonds, we could seek the consent of our lenders to purchase the Exchangeable Bonds or attempt to refinance the debt. If we do not obtain such consent or we are not able to refinance the debt, we would not be permitted to repurchase the Exchangeable Bonds. Our existing borrowing agreements currently do not restrict us from repurchasing the Exchangeable Bonds so long as we remain in compliance with certain financial covenants.

On or before the 20th calendar day after a fundamental change, we will provide notice to the trustee and to each holder of the Exchangeable Bonds of the fundamental change which specifies the terms and conditions and the procedures required for exercise of a holder’s right to require us to repurchase its Exchangeable Bonds. Such notice will specify:

(1) the events causing the fundamental change;

(2) the date of such fundamental change;

(3) the last date by which a holder of Exchangeable Bonds may exercise the repurchase right;

(4) the fundamental change repurchase date;

(5) the change of control repurchase price or the listing failure event repurchase price, as applicable;

(6) the name and address of the paying agent and the exchange agent, if applicable;

(7) the exchange rate and any adjustments to the exchange rate;

(8) that Exchangeable Bonds with respect to which a fundamental change purchase notice is given by the holder may be exchanged only if the fundamental change purchase notice has been withdrawn in accordance with the terms of the indenture; and

(9) the procedures that holders must follow to exercise these rights.

No less than 20 and no more than 60 days prior to the earliest date on which we would have to withhold tax in connection with a tax event, we will provide notice to the trustee and to each holder of the Exchangeable Bonds of the tax event which specifies the terms and conditions and the procedures required for exercise of a holder’s right to require us to repurchase its Exchangeable Bonds. Such notice will specify:

(1) the events causing the tax event;

(2) the date of such tax event;

(3) the last date by which a holder of Exchangeable Bonds may exercise the repurchase right;

(4) the tax event repurchase date;

(5) the tax event repurchase price;

(6) the name and address of the paying agent and the exchange agent, if applicable;

(7) the exchange rate and any adjustments to the exchange rate;

(8) that Exchangeable Bonds with respect to which a tax event purchase notice is given by the holder may be exchanged only if the tax event purchase notice has been withdrawn in accordance with the terms of the indenture;

(9) the impact of such tax event on our obligation to pay additional amounts; and

(10) the procedures that holders must follow to exercise these rights.

To exercise the repurchase right, a holder of Exchangeable Bonds must deliver, at any time prior to the close of business on the business day immediately preceding the repurchase date specified in our notice, written notice to the paying agent of the holder’s exercise of its repurchase right.

The holder may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date that states the principal amount of the withdrawn Exchangeable Bonds, the certificate number of the Exchangeable Bonds in the case of a physical bond and the principal amount, if any, of Exchangeable Bonds that remain subject to the original repurchase notice, which must be in principal amounts of $1,000 or an integral multiple of $1,000.

For purposes of defining a fundamental change:

●	●the terms “person” and “group” have the meanings given to them in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions;

●the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

●the term “beneficial owner” is determined in accordance with Rule 13d-3 under the Exchange Act.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Exchangeable Bonds. We will comply with this rule to the extent applicable at that time.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the Exchangeable Bonds, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries.

No Exchangeable Bonds may be repurchased at the option of holders upon a fundamental change if the principal amount of the Exchangeable Bonds has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from our default in the payment of the tax event repurchase price, the change of control repurchase price or the listing failure event repurchase price).

The fundamental change repurchase feature of the Exchangeable Bonds may in certain circumstances make it more difficult or discourage a takeover of us or the guarantor. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate the Shares, to obtain control of us by means of a merger, scheme of arrangement, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Exchangeable Bonds, is limited to specified transactions and may not include other events that might adversely affect our or the guarantor’s financial condition or results of operations.

Consolidation, Merger and Sale of Assets

●
●We have agreed, for so long as any Exchangeable Bonds remain outstanding, that we will not consolidate with or merge into any entity, or transfer or dispose of all or substantially all of our assets to any entity, unless, among certain other requirements:

●either (a) we or the guarantor is the continuing entity or (b) the continuing entity is organized under the laws of the United States, the District of Columbia, the Cayman Islands, Bermuda, the British Virgin Islands, Cyprus, the Kingdom of the Netherlands, the Grand Duchy of Luxembourg, England, Scotland, Wales, Ireland, or any other jurisdiction that does not adversely affect the rights of any Holder under the indenture in any material respect;

●immediately after giving effect to such transaction or series of transactions, no default or event of default will have occurred and be continuing or would result therefrom; and

●the successor (if not us or the guarantor) expressly assumes our or the guarantor’s, as applicable, covenants and obligations under the indenture.

Additional Covenants

The covenants summarized below will apply to the Exchangeable Bonds.

Ownership of the Company

The guarantor will continue to own (directly or indirectly) 100% of our common equity.

Covenants with Respect to the Shares

The guarantor will keep available at all times (a) conditional share capital to issue and/or (b) the Shares held in treasury by the guarantor or any of its subsidiaries to deliver to holders of the Exchangeable Bonds the full number of Shares issuable or deliverable, as applicable, upon exchange of the Exchangeable Bonds, which Shares will not be subject by law to preemptive rights and in respect of which no contractual preemptive rights will be granted. The guarantor will cause the person in whose name any Shares will be issuable upon exchange to be effectively treated as a stockholder of record of such Shares for purposes of any dividends or distribution payable on the Shares as of the close of business on the relevant exchange date.

The guarantor will not alter its share capital or amend its articles of association if and to the extent such alteration or amendment would have the effect of preventing, hindering or impairing the right of holders of the Exchangeable Bonds to exchange their Exchangeable Bonds for the Shares.

The guarantor undertakes to and covenants with the trustee that in the event of our failing to comply with our obligations pursuant to the provisions described under “—Exchange Rights—Settlement Upon Exchange” above, the guarantor will cause us to comply with such obligations.

Required Information

At any time we and the guarantor are not subject to Sections 13 or 15(d) of the Exchange Act, we will, so long as any of the Exchangeable Bonds or the Shares constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to any holder, beneficial owner or prospective purchaser of such Exchangeable Bonds or any such Shares, upon written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any other provision of Rule 144A, as such rule may be amended from time to time), to facilitate the resale of such Exchangeable Bonds or the Shares pursuant to Rule 144A under the Securities Act, as such rule may be amended from time to time.

We and the guarantor will file with the trustee within fifteen days after the same are required to be filed with the SEC, copies of any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any such document or report that we or the guarantor files with the SEC via the SEC’s EDGAR system will be deemed to be filed with the trustee for purposes of this paragraph at the time such documents are filed via the EDGAR system.

Delivery of such reports, documents and information to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants (as to which the trustee is entitled to rely exclusively on officers’ certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with this required information covenant or the posting of any reports, documents and information on the EDGAR system or any website.

Events of Default

Each of the following will constitute an event of default under the indenture:

●we or the guarantor defaults in the payment of interest on any Exchangeable Bond when due and payable, and the default continues for a period of 30 days;
●we or the guarantor defaults in the payment of the principal (including the tax event repurchase price, change of control repurchase price or listing failure event repurchase price, if applicable) of, or premium on, any Exchangeable Bond when due and payable at maturity, upon required repurchase or otherwise;

●we or the guarantor fails to comply with our respective obligations to exchange the Exchangeable Bonds in accordance with the indenture upon exercise of a holder’s exchange right;

●we or the guarantor fails to make an offer in connection with a fundamental change or tax event in accordance with the indenture;

●we or the guarantor fails to comply with any covenant or agreement in the indenture and such default or breach continues for 90 days after we have been given written notice specifying such default or breach and requiring it to be remedied in accordance with the indenture;

●	●the occurrence of a listing failure event;
●	●certain events involving bankruptcy, insolvency or liquidation of us or the guarantor; and
●	●the guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding, or the guarantor denies or disaffirms its obligations under the indenture.

If an event of default described above will occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the Exchangeable Bonds then outstanding may declare the Exchangeable Bonds due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Exchangeable Bonds by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the Exchangeable Bonds then outstanding on behalf of all holders of Exchangeable Bonds, subject to the provisions of the indenture. Notwithstanding the foregoing, no such waiver or rescission and annulment will extend to affect any default or event of default resulting from (i) the nonpayment of the principal (including the change of control repurchase price, the listing failure event repurchase price or the tax event repurchase price, if applicable) of, or accrued and unpaid interest on, any Exchangeable Bonds, (ii) failure to repurchase any Exchangeable Bonds when required or (iii) a failure to pay or deliver, as the case may be, the consideration due upon exchange of the Exchangeable Bonds. Further, notwithstanding the foregoing, the guarantor’s failure to own (directly or indirectly) 100% of the common equity of us shall constitute an event of default immediately upon such event.

Tax Additional Amounts

We and the guarantor, or any such successor, as applicable, will pay any amounts due with respect to the Exchangeable Bonds without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a “withholding tax”) imposed by or for the account of the Cayman Islands, Switzerland or any other jurisdiction in which we or the guarantor, or any such successor, as applicable, are resident for tax purposes or any political subdivision or taxing authority of such jurisdiction (the “taxing jurisdiction”), unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we or the guarantor, or any such successor, as applicable, will (subject to compliance by you with any relevant administrative requirements) pay you additional amounts as will result in your receipt of such amounts as you would have received had no such withholding or deduction been required.

If the taxing jurisdiction requires us to deduct or withhold any of these taxes, levies, imposts or charges, we or the guarantor, or any such successor, as applicable, will (subject to compliance by the holder of Exchangeable Bonds with any relevant administrative requirements) pay these additional amounts in respect of principal amount, redemption price, repurchase price and interest (if any), in accordance with the terms of the Exchangeable Bonds and the indenture, as may be necessary so that the net amounts paid to the holder or the trustee after such deduction or withholding will equal the principal amount, redemption price, repurchase price and interest (if any), on the Exchangeable Bonds. However, none of us or the guarantor, or any such successor, as applicable, will pay additional amounts in the following instances:

(1) if any withholding would not be payable or due but for the fact that (1) the holder (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation), is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the taxing jurisdiction or otherwise having some present or former connection with the taxing jurisdiction other than the holding or ownership of the Exchangeable Bonds or the collection of principal amount, redemption price, repurchase price and interest (if any), in accordance with the terms of the Exchangeable Bonds and the indenture, or the enforcement of the Exchangeable Bonds or (2) where presentation is required, the Exchangeable Bonds were presented more than 30 days after the date such payment became due or was provided for, whichever is later,

(2) if any withholding tax would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the Exchangeable Bonds, if this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax,

(3) if any withholding tax would not be payable but for a tax event and we have made a tax event offer to repurchase pursuant to the indenture, or

(4) if any withholding tax is required to be made in respect of payments made to holders of the Exchangeable Bonds resident in Switzerland (including any holders of Exchangeable Bonds who fail to provide required certification, documentation or other information establishing residence outside of Switzerland) pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation of the Swiss Federal Council of December 17, 2014, or otherwise changing the Swiss federal withholding tax system from an issuer-based system to a paying agent-based system to which a person other than the issuer is required to withhold tax on any interest payment, or any combination of the instances described in the preceding bullet points.

Notwithstanding anything herein to the contrary, if a holder does not elect to exchange, or cause repurchase of, its Exchangeable Bonds following a tax event, none of us or the guarantor, or any such successor, as applicable, will be required to pay additional amounts with respect to payments made in respect of such Exchangeable Bonds following the tax event repurchase date, and all subsequent payments in respect of such Exchangeable Bonds will be subject to any tax required to be withheld or deducted under the laws of a relevant taxing jurisdiction. The obligation to pay additional amounts to any such holder for payments made on or in periods prior to the tax event repurchase date will remain subject to the exceptions described above.

Satisfaction and Discharge

When (a)(i) all outstanding Exchangeable Bonds have been delivered to the trustee for cancellation; or (ii) we or the guarantor has deposited with the trustee or delivered to holders, as applicable, after the Exchangeable Bonds have become due and payable, whether on the maturity date, any tax event repurchase date, any fundamental change repurchase date, upon exchange or otherwise, cash, the Shares, and any cash in lieu of fractional Shares, solely to satisfy the guarantor’s exchange obligation, sufficient, without consideration of any reinvestment of interest, to pay all of the outstanding Exchangeable Bonds and all other sums due and payable under the indenture by us and the guarantor; and (b) we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent for the satisfaction and discharge of the indenture have been complied with, then the indenture will cease to be of further effect with respect to the Exchangeable Bonds.

Amendments to the Indenture

With the consent of the holders of at least a majority of the aggregate principal amount of the Exchangeable Bonds then outstanding, we, the guarantor and the trustee may enter into supplemental indentures for the purpose of modifying or amending any of the provisions of the indenture or any supplemental indentures thereto, or of modifying in any manner the rights of the holders hereunder or thereunder; provided, however, that, without the consent of each holder of an outstanding Exchangeable Bond affected, no such supplemental indenture shall:

●	●reduce the principal amount of the then outstanding Exchangeable Bonds whose holders must consent to an amendment, supplement or waiver;
●	●reduce the principal of or change the fixed maturity of any Exchangeable Bonds;
●	●reduce the rate of or change the time for payment of interest on any Exchangeable Bond;

make any change that adversely affects the exchange rights or tax event or fundamental change repurchase rights of the Exchangeable Bonds;
●waive a default or event of default in the payment or delivery, as the case may be, of (i) the principal (including the tax event repurchase price, the change of control repurchase price or the listing event repurchase price, if any) of, (ii) interest on or (iii) any consideration due upon exchange of, the Exchangeable Bonds (except a rescission of acceleration of the Exchangeable Bonds by the holders of at least a majority in aggregate principal amount of the then outstanding Exchangeable Bonds and a waiver of the payment default that resulted from such acceleration);

●make any Exchangeable Bond payable in money other than that stated in the Exchangeable Bond;
●
●make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of Exchangeable Bonds to receive payments of principal of, or interest or premium, if any, on the Exchangeable Bonds;

●
●adversely alter any of the provisions with respect to a repurchase of the Exchangeable Bonds upon a tax event or fundamental change or waive any payment of the tax event repurchase price, the change of control repurchase price or the listing failure event repurchase price;

●	●cause the Exchangeable Bonds or the guarantee to become subordinated in right of payment to any other indebtedness of us or the guarantor, as applicable;
●	●make any change in the amendment and waiver provisions; or
●	●release the guarantor from its obligations under the guarantee or the indenture, except as permitted by the indenture.

Further, without requiring the consent of any holders, we, the guarantor and the trustee may enter into supplemental indentures for one or more of the following purposes:

●
●to cure any ambiguity or to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture, provided such action will not adversely affect the interests of the holders of Exchangeable Bonds in any material respect;

●
●to provide for uncertificated Exchangeable Bonds in addition to or in place of physical bonds or to alter the provisions of the indenture regarding the form of the Exchangeable Bonds (including the related definitions) in a manner that does not adversely affect any holder of Exchangeable Bonds in any material respect;

●	●to provide for the assumption of our or the guarantor’s obligations to the holders under the indenture by a successor company as provided for in the indenture;

●
●to make any change that would provide any additional rights or benefits to the holders that does not adversely affect the legal rights hereunder of any holder in any material respect, as determined in good faith by us, as evidenced in an officers’ certificate, or to surrender any right or power conferred upon us or the guarantor;

●	●to evidence and provide the acceptance of the appointment of a successor trustee pursuant to the terms of the indenture;
●	●to add an additional guarantor to the Exchangeable Bonds;
●	●to increase the exchange rate;
●	●to provide for the issuance of additional Exchangeable Bonds as permitted under the indenture;
●
●in connection with any event described under “—Recapitalizations, Reclassifications and Changes of the Shares,” to provide that the Exchangeable Bonds are exchangeable into reference property, subject to the provisions of the indenture, and make such related changes to the terms of the Exchangeable Bonds to the extent expressly required; or

●	●to conform the provisions of the indenture of the Exchangeable Bonds to this “Description of Transocean Exchangeable Bonds.”

Global Exchangeable Bonds: Book-Entry Form

The Exchangeable Bonds are represented by one or more global securities. A global security is a special type of indirectly held security. Each global security is deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC.

Investors may hold interests in the Exchangeable Bonds outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Ownership of beneficial interests in a global security will be limited to DTC participants (i.e., persons that have accounts with DTC or its nominee) or persons that may hold interests through DTC participants including Euroclear and Clearstream. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (except with respect to persons that are themselves DTC participants).

So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee will be considered the sole owner or holder of the Exchangeable Bonds represented by that global security under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have Exchangeable Bonds represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of Exchangeable Bonds in definitive form and will not be considered the owners or holders of the Exchangeable Bonds under the indenture. Principal and interest payments on Exchangeable Bonds registered in the name of DTC or its nominee will be made to DTC or the nominee, as the registered owner. None of us, the guarantor, the trustee, any paying agent or the registrar for the Exchangeable Bonds will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests or with respect to delivery to any participant, member, beneficial owner or other person (other than DTC) of any notice. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately the participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue Exchangeable Bonds in definitive form in exchange for the entire global security for the Exchangeable Bonds. In addition, we may at any time choose not to have Exchangeable Bonds represented by a global security and will then issue Exchangeable Bonds in definitive form in exchange for the entire global security relating to the Exchangeable Bonds. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Exchangeable Bonds represented by the global security equal in principal amount to that beneficial interest and to have the Exchangeable Bonds registered in its name. Exchangeable Bonds so issued in definitive form will be issued as registered Exchangeable Bonds in minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

Meetings of Holders

Meetings of holders of Exchangeable Bonds may be called at any time for any of the following purposes:

●
●to give any notice to us or to the trustee or to give any directions to the trustee permitted under the indenture, or to consent to the waiving of any default or event of default under the indenture and its consequences, or to take any other action authorized to be taken by holders of Exchangeable Bonds in respect of an event of default or remedy in respect of an event of default;

●	●to remove the trustee and nominate a successor trustee pursuant to the indenture;
●	●to consent to the execution of an indenture or supplemental indenture amending or modifying the indenture; or
●	●to take any other action authorized to be taken by or on behalf of the holders of any specified aggregate principal amount of Exchangeable Bonds under any other provision of the indenture.

Calls of Meetings

The trustee may at any time call a meeting of holders of Exchangeable Bonds to take any action specified above, to be held at such time and place as the trustee will determine. Notice of every meeting of holders of Exchangeable Bonds, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date, will be delivered to holders of Exchangeable Bonds. Such notice will also be delivered to us, not less than 20 or more than 90 days prior to the date fixed for the meeting.

Any meeting of holders of Exchangeable Bonds will be valid without notice if the holders of all Exchangeable Bonds then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the holders of all Exchangeable Bonds then outstanding, and if we and the trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

In case at any time we or the holders of at least 25% of the aggregate principal amount of the Exchangeable Bonds then outstanding will have requested the trustee to call a meeting of holders of Exchangeable Bonds, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the trustee will not have delivered the notice of such meeting within 20 days after receipt of such request, then we or such holders may determine the time and the place for such meeting and may call such meeting to take any action described above, by delivering notice thereof as provided in this section.

Qualifications for Voting

To be entitled to vote at any meeting of holders, a person must (a) be a holder of one or more Exchangeable Bonds on the record date pertaining to such meeting and (b) be a person appointed by an instrument in writing as proxy by a holder of one or more Exchangeable Bonds on the record date pertaining to such meeting. The only persons entitled to be present or to speak at any meeting of holders will be the persons entitled to vote at such meeting and their counsel, any representatives of the trustee and its counsel and any of our representatives and our counsel.

Notices

Any notice or communication delivered or to be delivered to a holder of Exchangeable Bonds, so long as the Exchangeable Bonds remain in global form, will be delivered in accordance with the applicable procedures of the depositary and shall be sufficiently given to it if so delivered within the time prescribed. Notices to holders of Exchangeable Bonds in certificated form will be given by mail to the holder’s address as it appears in the Exchangeable Bonds register.

Information Regarding the Co-Trustees

Computershare Trust Company, N.A. and Computershare Trust Company of Canada are co-trustees under the indenture governing the Exchangeable Bonds. Computershare Trust Company, N.A. has also been appointed by us as paying agent, exchange agent, registrar and custodian with regard to the Exchangeable Bonds. The trustee and its affiliates provide and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

The indenture and the Exchangeable Bonds are governed by, and construed in accordance with, the law of the State of New York.